Exhibit 10.25

SERVICE AGREEMENT

This Service Agreement (“Agreement”) is made between Cullinan Management, Inc., a Delaware corporation (the “Company”), and Patrick Baeuerle, Ph.D. (the “Executive”) and is effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Effective Date”). Except with respect to the Equity Documents (as defined below) and subject to Section 10 below, this Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation (i) the Consulting Agreement between the Executive and the Company dated January 1, 2019 (the “Prior Agreement”), except for Sections 4 through 15 thereof, which are preserved and remain in full force and effect (the “Preserved Provisions”), and (ii) any offer letter, employment agreement or severance agreement.

WHEREAS, the Company desires to continue to engage the Executive and the Executive desires to continue to be engaged by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Engagement as Service Provider.

(a) Term. The Company shall engage the Executive and the Executive shall be engaged by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such engagement is terminated in accordance with the provisions hereof (the “Term”). The Executive’s engagement with the Company shall continue to be “at will,” meaning that the Executive’s engagement may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

(b) Services. The Executive shall serve as the Acting Chief Scientific Officer—Biologics of the Company and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer (the “CEO”) or other duly authorized executive. The Executive may serve on other boards of directors, with the approval of the Board of Directors of the Company (the “Board”), or engage in religious, charitable or other community activities as long as such services and activities do not interfere with the Executive’s performance of the Executive’s duties to the Company.

2. Compensation and Related Matters.

(a) Consulting Fees. The Executive’s initial consulting fees shall be paid at the rate of $450,000 per year. The Executive’s consulting fees shall be subject to periodic review by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The annualized consulting fees in effect at any given time is referred to herein as “Annualized Consulting Fees.” The Annualized Consulting Fees shall be payable in a manner that is consistent with the Company’s usual payroll practices for executive officers.

(b) Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. Commencing January 1, 2021, the Executive’s initial target annual incentive compensation shall be 40% percent of the Executive’s Annualized Consulting Fees. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except as otherwise provided herein, as may be provided by the Board or the Compensation Committee or as may otherwise be set forth in the applicable incentive compensation plan, the Executive must be engaged by the Company on the date such incentive compensation is paid in order to earn or receive any annual incentive compensation.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its executive officers.

(d) Location. It is understood that during the COVID-19 pandemic, the Executive will perform services outside of the United States.

(e) Equity. The equity awards held by the Executive shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) (collectively, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Equity Documents, (i) in the event that the Date of Termination (as defined below) is a result of the Executive’s death pursuant to Section 3(a) or disability pursuant to Section 3(b), 25% of the Executive’s then-unvested stock options and other stock-based awards held by the Executive, including, without limitation, any awards that are subject to performance-based vesting, except to the extent otherwise provided in the applicable option agreement that governs such performance-based award (the “Equity Awards”), plus an additional 5% for each full year of the Executive’s service to the Company, shall immediately accelerate and become fully vested and exercisable or nonforfeitable on the Date of Termination, and (ii) in the event that the Date of Termination is a result of a termination by the Company without Cause under Section 3(d) or a termination by the Executive for Good Reason under Section 3(e), in each case during the Change in Control Period (as such terms are defined below), then any outstanding Equity Awards shall immediately accelerate and become fully vested and exercisable or nonforfeitable on the Date of Termination.

3. Termination. The Executive’s engagement hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s engagement hereunder shall terminate upon death.

(b) Disability. The Company may terminate the Executive’s engagement if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by the Company for Cause. The Company may terminate the Executive’s engagement hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i) conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the CEO; (B) dishonesty to the CEO with respect to any material matter; or (C) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;

(ii) the commission by the Executive of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(iii) any misconduct by the Executive, regardless of whether or not in the course of the Executive’s engagement with the Company, that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were to continue to be engaged in the same position;

(iv) continued non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the CEO;

(v) a breach by the Executive of any of the provisions contained in Section 8 of this Agreement or the Restrictive Covenants Agreement (as defined below);

(vi) a material violation by the Executive of any of the Company’s written employment policies; or

(vii) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination by the Company without Cause. The Company may terminate the Executive’s engagement hereunder at any time without Cause. Any termination by the Company of the Executive’s engagement under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his engagement hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(i) a material diminution in the Executive’s responsibilities, authority or duties;

(ii) a material diminution in the Executive’s Annualized Consulting Fees except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(iii) a material change in the geographic location of the principal office of the Company to which the Executive is assigned, such that there is an increase of at least thirty (30) miles of driving distance to such location from the Executive’s principal residence as of such change; or

(iv) a material breach of this Agreement by the Company.

The “Good Reason Process” consists of the following steps:

(i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;

(iii) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(iv) notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and

(v) the Executive terminates his engagement with the Company within 60 days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4. Matters related to Termination.

(a) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s engagement by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s engagement by the Company is terminated by death, the date of death; (ii) if the Executive’s engagement is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s engagement is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s engagement is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s engagement is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(c) Accrued Obligations. If the Executive’s engagement with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Annualized Consulting Fees earned through the Date of Termination; and (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) (collectively, the “Accrued Obligations”).

(d) Resignation of All Other Positions. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s engagement with the Company for any reason. The Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

5. Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change in Control Period. If the Executive’s engagement with the Company is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his engagement with the Company for Good Reason as provided in Section 3(e), in each case outside of the Change in Control Period, then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of all of the Executive’s Continuing Obligations (as defined below), and, in the Company’s sole discretion, a one-year post-engagement noncompetition agreement, and shall provide that if the Executive breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement”), and (ii) the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement): the Company shall pay the Executive an amount equal to the sum of (A) 9 months of the Executive’s Annualized Consulting Fees plus (B) a pro-rata portion of the Target Bonus based on the Date of Termination (the “Severance Amount”).

The amounts payable under Section 5, to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 9 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6. Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) the Executive’s engagement with the Company is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by the Executive for Good Reason as provided in Section 3(e), and (ii) the Date of Termination is within the Change in Control Period. These provisions shall terminate and be of no further force or effect after the Change in Control Period.

(a) If the Executive’s engagement with the Company is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his engagement with the Company for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the signing of a general release of claims against the Company and all related persons and entities (the “Release”) by the Executive and the Release becoming fully effective, all within the time frame set forth in the Release but in no event more than 60 days after the Date of Termination: the Company shall pay the Executive a lump sum in cash in an amount equal to the sum of (A) twelve (12) months of the Executive’s then-current Annualized Consulting Fees (or the Executive’s Annualized Consulting Fees in effect immediately prior to the Change in Control, if higher) plus (B) 1.0 times the Executive’s Target Bonus for the then-current year (or the Executive’s Target Bonus in effect immediately prior to the Change in Control, if higher).

The amounts payable under this Section 6(a), to the extent taxable, shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b) Additional Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii) For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(i) “Change in Control” shall mean a “Sale Event” as defined in the Company’s 2021 Stock Option and Incentive Plan, as amended or restated from time to time.

(ii) “Change in Control Period” shall mean the period commencing on the occurrence of the first event constituting a Change in Control and ending twelve (12) months after the occurrence of the first event constituting a Change in Control.

7. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of his engagement with the Company, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8. Continuing Obligations.

(a) Restrictive Covenants Agreement. As a condition of the Executive’s continued engagement with the Company, the Executive is required to enter into the Confidentiality, Assignment and Nonsolicitation Agreement attached hereto as Exhibit A (the “Restrictive Covenants Agreement”). For purposes of this Agreement, the obligations in this Section 8 and those that arise in the Restrictive Covenants Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

(b) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s engagement with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. During and after the Executive’s engagement with the Company, the Executive shall cooperate fully with the Company, including in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was engaged by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s engagement with the Company, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was engaged by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(c).

(d) Relief. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

9. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement, except for the Preserved Provisions, which remain in full force and effect, provided that the Equity Documents and any obligations regarding confidentiality and invention assignment remain in full force and effect.

11. Taxes; Independent Contractor. The Executive acknowledges and agrees that he will perform the services hereunder as an independent contractor. The Executive agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. The Executive further acknowledges and agrees that he will not be eligible for any employee benefits and expressly waives any entitlement to such benefits. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. The Company shall not be liable for any taxes or benefit contributions with respect to the Executive. For the avoidance of doubt, and notwithstanding anything to the contrary herein, the Executive shall not be eligible for the payments set forth under Section 5 or Section 6 in the event that his engagement as an independent contractor with the Company (or its successor) ends and he immediately thereafter becomes an employee of the Company (or its successor).

12. Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided further that if the Executive remains engaged or becomes engaged by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments or vesting pursuant to Section 2(e), Section 5 or Section 6 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the termination of the Executive’s engagement with the Company but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

13. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s engagement with the Company to the extent necessary to effectuate the terms contained herein.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

18. Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 8 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments pursuant to both Section 5 and Section 6 of this Agreement.

19. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

CULLINAN MANAGEMENT, INC.

By:	/s/ Owen Hughes
Name:	Owen Hughes
Its:	President and Chief Executive Officer

EXECUTIVE

/s/ Patrick Baeuerle
Patrick Baeuerle, Ph.D